Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262414

AGEAGLE AERIAL SYSTEMS INC.

1,927,407 Shares of Common Stock

This prospectus relates to the resale of up to 1,927,407 shares of common stock, par value $0.001 per share, of AgEagle Aerial Systems Inc., a Nevada corporation (the “Company”), that may be sold from time to time by the selling stockholder named in this prospectus (the “Selling Stockholder”).

The shares of common stock offered under this prospectus consists of 1,927,407 shares of common stock issued to the Selling Stockholder on January 18, 2022 as partial consideration for the Company’s purchase of 100% of the issued and outstanding capital stock of senseFly S.A. (“senseFly S.A.”) pursuant to a Stock Purchase Agreement, dated October 18, 2021 (the “senseFly Purchase Agreement”), by and between the Company and Parrot Drones S.A.S. (“Parrot Drones”). We will not receive any proceeds from the sale of any of the shares of common stock by the Selling Stockholder.

Our common stock trades on the NYSE American LLC under the symbol “UAVS.” On January 24, 2022, the closing price of our common stock on the NYSE American was $1.13.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 6 and the information referred to therein for a discussion of risks applicable to us and an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 10, 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, the Selling Stockholder named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the shares of common stock being offered by the Selling Stockholder and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement.

This prospectus does not contain all the information provided in the registration statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Stockholder has not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For purposes of this prospectus, references to the terms “AgEagle” the “Company,” “we,” “us” and “our” refer to AgEagle Aerial Systems Inc. collectively with its subsidiaries, unless the context otherwise requires.

This prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. You may read and copy this information from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We also maintain a website at www.ageagle.com through which you can access our filings with the SEC. The information contained in, or accessible through, our website is not a part of this prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire prospectus, including the “Risk Factors” section in this prospectus and the information incorporated by reference herein that is referred to in such section, as well as the financial statements and the other information incorporated by reference herein before making an investment decision.

Our Company

AgEagle™ Aerial Systems Inc. (“AgEagle,” “the Company,” “us,” “we,” “our”) through its wholly owned subsidiaries, is actively engaged in designing and delivering best-in-class drones, sensors, and software that solve important problems for our customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, our Company is earning distinction as a globally respected, industry leader offering best-in-class, full stack drone solutions to a wide range of industries, including energy, construction, agriculture and government. AgEagle is led by a proven management team with years of drone industry experience. Through participation on the U.S. Federal Aviation Administration’s (FAA) Drone Advisory Committee and the FAA’s BEYOND program, AgEagle is helping to establish entirely new rulemaking guidelines and regulations for the future of autonomous flight and the full integration of drones into the U.S. airspace.

In the first half of 2019, the Company introduced HempOverview™, a scalable, responsive and cost-effective Software-as-a-Service (“SaaS”) web- and map-based technology platform to support the operations of domestic industrial hemp programs for state and tribal nation departments of agriculture – a solution that provides users with what the Company believes is the gold standard for regulatory oversight, operational assistance and reporting capabilities for the fast emerging industrial hemp industry.

In January 2021, AgEagle acquired MicaSense™, Inc. (“MicaSense”), based in Seattle, Washington. MicaSense has been at the forefront of advanced drone sensor development since its founding in 2014, having formed integration partnerships with several leading fixed wing and multirotor drone manufacturers. MicaSense’s patented, high precision thermal and multispectral sensors serve the aerial mapping and analytics needs of the agriculture market. MicaSense’s high performance proprietary products, including Altum™, RedEdge-MX™, RedEdge-MX™ Blue and Atlas Flight, have global distribution in over 70 countries.

In April 2021, AgEagle acquired Measure Global, Inc. (“Measure”), a company founded in 2020 with business operations in Washington, D.C. and Austin, Texas. Serving a world class customer base, Measure enables its customers to realize the transformative benefits of drone technology through its Ground Control solution. Offered as Software-as-a-Service (SaaS), Ground Control is a cloud-based, plug-and-play operating system that empowers pilots and large enterprises with everything they need to operate drone fleets, fly autonomously, collaborate globally, visualize data, and integrate with existing business systems and processes.

We intend to grow our business and preserve our leadership position by developing new drones, sensors and software and capturing a significant share of the global drone market. In addition, we expect to accelerate our growth and expansion through strategic acquisitions of companies offering distinct technological and competitive advantages and have defensible IP protection in place, if applicable.

The Company is headquartered in Wichita, Kansas with business operations and several offices located throughout the United States.

Key Growth Strategies

Our near- and mid-term growth strategies are centered on designing high performance, full stack drone solutions for customers in a broad range of industries, including energy, construction, agriculture and government. We aim to define a new world in which autonomous drones play a key role in making businesses more efficient, infrastructure safer and people more connected.

Key components of our growth strategy include the following:

●       Delivering new and innovative solutions. AgEagle’s research and development efforts are the foundation of the Company, and we intend to continue investing in our own innovations, pioneering new and enhanced products and solutions that enable us to exceed the expectations of our customers and grow organically. AgEagle believes that by investing in research and development, the Company can be a leader in delivering innovative drones, sensors and software that address applications and needs within our current target verticals, enabling us to create new opportunities for growth.

●       Pursuing new business opportunities outside of our legacy focus on agriculture as we continue to expand and grow AgEagle’s full stack solutions. We intend to grow our business and preserve our leadership position by developing new drones, sensors and software and capturing a significant share of the global drone market. We are confident that the efficiencies and value which we have endeavored to provide our customers in the agriculture industry can be expanded to an increasing number of customers in the energy, construction and government verticals.

●       Achieving greater market penetration of the U.S. industrial hemp industry. We are working to establish HempOverview software platform as the gold industry standard for hemp cultivation oversight, compliance, enforcement and commerce. AgEagle is leveraging best-in-class technology to provide a solution for state and tribal regulatory departments of agriculture, industrial hemp and hemp-derived CBD growers and processors.

●       Growth through acquisition. Through successful execution of our growth-through-acquisition strategies, we intend to acquire technologically advanced companies and intellectual property that complement and strengthen our value proposition to the market. We believe that by investing in complementary acquisitions, we can accelerate our revenue growth and deliver a broader array of innovative drone systems and solutions that address specialized market needs within our current target markets and in emerging drone industry sectors.

Competitive Strengths

AgEagle believes the following attributes and capabilities provide us with long-term competitive advantages:

●       Proprietary technologies, in-house capabilities and industry experience. We believe our eleven years of experience in commercial drone design and engineering; in-house manufacturing, assembly and testing capabilities; and advanced technology development serve to differentiate AgEagle in the marketplace. As of today, we develop and manufacture our products and software in the United States. Also, through our acquisitions of MicaSense and Measure, we have added people to the AgEagle team with dozens of years of experience operating in the global drone industry with unique insights into regulations and how to operationalize drones and scale their use for enterprise customers.

●       Advanced technology solutions allow users to remove the guesswork in effectively managing hemp cultivation oversight, compliance, enforcement, reporting and commerce. To our knowledge, there is no other SaaS solution available on the market today – particularly one that has been developed by a proven Agtech company with the level of experience and expertise of AgEagle – that provides the multi-faceted level of support and services that HempOverview offers to all stakeholders in the industry.

●       AgEagle is a respected industry pioneer helping to establish entirely new standards of rule for the future of autonomous flight. Through our active advocacy efforts and direct involvement with government- and industry-sponsored agencies and organizations, AgEagle’s leadership team remains at the forefront of shaping the rulemaking guidelines and regulations that will make autonomous flight of unmanned aerial systems safe, reliable and accessible to more businesses worldwide.

●       Through our wholly owned subsidiary MicaSense, AgEagle offers branded multispectral and thermal sensor solutions that provides users with unparalleled operational efficiency, collecting and outputting multiple data sets which provide actionable intelligence to its customers. From farmers to scientists to researchers, MicaSense sensors are relied upon for computer-aided analysis of data to detect crop disease, crop stress, field moisture conditions, weed populations and other factors.

●       Through our wholly owned subsidiary Measure and its proprietary Ground Control aerial intelligence solution, AgEagle provides customers with the ability to capitalize on significant economic, safety and efficiency benefits made possible by drones used at scale. With end-to-end program management, user-friendly flight control, and in-platform data analysis, Ground Control helps our customers save thousands of hazardous man-hours and create millions of dollars in operational benefits.

senseFly S.A. and senseFly Inc.

On October 18, 2021, AgEagle entered into the senseFly S.A. Purchase Agreement with Parrot Drones pursuant to which the Company agreed to acquire 100% of the issued and outstanding capital stock of senseFly S.A. from Parrot Drones. senseFly S.A. provides fixed-wing drone solutions for commercial and government markets. The aggregate purchase price for the shares of senseFly S.A. was $21,000,000, less the amount of senseFly S.A.’s debt and subject to a customary working capital adjustment. The consideration is also subject to a $4,565,000 holdback to cover any post-closing indemnification claims and to satisfy any purchase price adjustments. The holdback is scheduled to be released in two equal installments, less any amounts paid or reserved for outstanding indemnity claims, on December 31, 2022 and December 31, 2023 in accordance with the terms of the senseFly Purchase Agreement.

A portion of the consideration under the senseFly S.A. Purchase Agreement is comprised of shares of Common Stock, having an aggregate value of $3,000,000 based on a volume weighted average trading price of the Common Stock over a ten consecutive trading day period prior to the date of issuance of the shares of Common Stock to Parrot Drones (the “Shares”). Accordingly, 1,927,407 Shares were issued to Parrot Drones on January 18, 2022. The Company agreed to file this registration statement covering the resale of the Shares with the Securities and Exchange Commission (the “SEC”) no later than ten days following the date the Shares were issued to Parrot.

Parrot Drones, senseFly S.A. and AgEagle entered into a transition services agreement and a technology license and support agreement. Pursuant to the 6-month transition services agreement, Parrot Drones will provide senseFly S.A. with certain information technology and related transition services. Under the technology license and support agreement, Parrot Drones is granting a perpetual license, subject to certain termination rights of the parties, to senseFly S.A. with respect to certain technology used in the fixed-wing drone manufacturing business of senseFly S.A.

On October 18, 2021, AgEagle Aerial, Inc., a wholly-owned subsidiary of the Company (“AgEagle Aerial”), and the Company entered into a stock purchase agreement (the “senseFly Inc. Purchase Agreement”) with Parrot Inc. (“Parrot U.S.”) pursuant to which AgEagle Aerial agreed to acquire 100% of the issued and outstanding capital stock of senseFly Inc. (“senseFly Inc.”) from Parrot U.S. senseFly Inc. provides fixed-wing drone solutions for commercial and government markets. The aggregate purchase price for the shares of senseFly Inc. is $2,000,000, less the amount of senseFly Inc.’s debt and subject to a customary working capital adjustment. The consideration is also subject to a $435,000 holdback to cover any post-closing indemnification claims and to satisfy any purchase price adjustments. The holdback is scheduled to be released in two equal installments, less any amounts paid or reserved for outstanding indemnity claims, on December 31, 2022 and December 31, 2023 in accordance with the terms of the senseFly Inc. Purchase Agreement.

Executive Offices

Our principal executive offices are located 8833 E. 34th Street North, Wichita, Kansas 67226. Our telephone number is (620) 325-6363. Our website address is www.ageagle.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or the accompanying prospectus.

THE OFFERING

This prospectus relates to the resale of up to 1,927,407 shares of Common Stock, that may be sold from time to time by the Selling Stockholder named in this prospectus.

Shares of Common Stock offered by the Selling Stockholder	Up to 1,927,407 shares

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares by the Selling Stockholder. See “Reasons for the Offer and Use of Proceeds” beginning on page 6 of this prospectus.

Offering Price:	The Selling Stockholder may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Transfer Agent and Registrar	Equiniti Trust Company

Risk Factors	Investment in our securities involves a high degree of risk. See “Risk Factors” on page 6 of this prospectus and under similar sections in the documents we incorporate by reference into this prospectus for a discussion of factors you should consider carefully before making an investment decision.

NYSE American Symbol	“UAVS”

RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on March 31, 2021, and any updates thereto in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus, in light of your particular investment objectives and financial circumstances. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

REASONS FOR THE OFFER AND USE OF PROCEEDS

We are required under the terms of the senseFly Purchase Agreement entered into with the Selling Stockholder to file a registration statement on Form S-3, of which this prospectus is a part, to cover the resale of the Shares issued to the Selling Stockholder as partial purchase price consideration in connection with our acquisition of senseFly S.A.

The Shares being offered by this prospectus are solely for the account of the Selling Stockholder. We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended or the Securities Act, and Section 21E of the Exchange Act. These forward looking statements are intended to be covered by the safe harbor for forward looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

Some of these statements include, among others, statements about:

●	the intended use of proceeds under this prospectus;

●	the impact of the coronavirus, or COVID-19, pandemic on our worldwide operations and those of our business partners;

●	our ability to fund our planned operations and implement our business plan;

●	our plans regarding the use of proceeds from our future equity financings and the expected duration of our capital resources;

●	our plans regarding future financings;

●	our hiring plans;

●	our business strategy;

●	our intentions, expectations and beliefs regarding anticipated growth, market penetration and trends in our business;

●	our dependence on growth in our customers’ businesses;

●	our customers’ success in marketing products incorporating our designs to their customers;

●	the effects of market conditions on our stock price and operating results;

●	our ability to timely and effectively adapt our existing technology and have our technology solutions gain market acceptance;

●	our expectations concerning our relationships with our customers and other third parties;

●	the attraction and retention of qualified employees and key personnel;

●	future acquisitions of or investments in complementary companies or technologies.

You should read this prospectus, and the documents that we incorporate by reference herein, completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus and any document incorporated herein by reference is accurate as of its date only. We discuss many of these risks, uncertainties and other important factors in greater detail under the heading “Risk Factors” contained in this prospectus and in our most recent annual report on Form 10-K, as well as in subsequent filings with the SEC. Because the risk factors referred to in this prospectus could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus and any document incorporated herein.

SELLING STOCKHOLDER

We are registering for resale the Shares by the Selling Stockholder. We are registering the Shares to permit the Selling Stockholder and its pledgees, donees, transferees and other successors-in-interest that receive Shares from the Selling Stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the Shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” The following table sets forth:

●	the name and address of the Selling Stockholder;

●	the number of shares of Common Stock that the Selling Stockholder beneficially owned prior to the offering for resale of the Shares under this prospectus,

●	the maximum number of Shares that may be offered for resale for the account of the Selling Stockholder under this prospectus, and

●	the number and percentage of shares of Common Stock to be beneficially owned by the Selling Stockholder after the offering of the Shares (assuming all of the offered Shares are sold by the Selling Stockholder).

The Selling Stockholder has not been an officer or director of us or any of our predecessors or affiliates within the last three years. Except for the acquisition of MicaSense and the senseFly transactions described in the section titled “Our Company,” the Selling Stockholder has not had a material relationship with us within the last three years. The Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer, who should be identified as an underwriter.

The Selling Stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the Selling Stockholder will sell all of the Shares offered for sale. The Selling Stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into our common stock, or convertible or exercisable within 60 days following the date of this prospectus, are deemed beneficially owned by such person.

Name of Selling Stockholder(1)	Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares to be Sold	Common Stock Beneficially Owned After Offering(2)	Percentage Ownership After Offering(2)
Parrot Drones S.A.S. (1)	1,927,407	1,927,407	0	0%

(1) The address for Parrot Drones S.A.S is 174 Quai de Jemmapes, 75010 Paris. Henri SEYDOUX

has sole dispositive and investment power over Parrot Drones S.A.S.

(2) Assumes the sale of all of the Shares being offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

The Selling Stockholder and any of its pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of its Shares being offered under this prospectus on any stock exchange, market or trading facility on which Shares of our Common Stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholder may use any one or more of the following methods when disposing of the Shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that the registration statement of which this prospectus is a part is declared effective by the SEC;

●	broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

●	firm commitment underwritten transactions;

●	a combination of any of these methods of sale; and

●	any other method permitted pursuant to applicable law

The Shares may also be sold under Rule 144 under the Securities Act, if available for the Selling Stockholder, rather than under this prospectus. The Selling Stockholder has the sole and absolute discretion not to accept any purchase offer or make any sale of Shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Stockholder may pledge its Shares to its brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged Shares.

Broker-dealers engaged by the Selling Stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

If sales of Shares offered under this prospectus are made to broker-dealers as principals, we would be required to file a post-effective amendment to the registration statement of which this prospectus is a part. In the post-effective amendment, we would be required to disclose the names of any participating broker-dealers and the compensation arrangements relating to such sales.

The Selling Stockholder and any broker-dealers or agents that are involved in selling the Shares offered under this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Any broker-dealers or agents that are deemed to be underwriters may not sell Shares offered under this prospectus unless and until we set forth the names of the underwriters and the material details of their underwriting arrangements in a supplement to this prospectus or, if required, in a replacement prospectus included in a post-effective amendment to the registration statement of which this prospectus is a part.

The Selling Stockholder and any other persons participating in the sale or distribution of the Shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the Selling Stockholder or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the Shares.

If any of the Shares offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders. We offer no assurance as to whether any of the Selling Stockholder will sell all or any portion of the Shares offered under this prospectus.

Pursuant to the Purchase Agreement, the Selling Stockholder has agreed to pay all fees and expenses, up to $50,000, we incur incident to the registration of the Shares being offered under this prospectus. The Selling Stockholder is responsible for paying any discounts, commissions and similar selling expenses it incurs.

We and the Selling Stockholder have agreed to indemnify one another against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

The Shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF OUR COMMON STOCK

The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation, as amended, or articles of incorporation, and Amended and Restated Bylaws, or bylaws, copies of which are on file with the SEC as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 275,000,000 shares, of which 250,000,000 shares are designated as Common Stock, and 25,000,000 shares are designated as preferred stock, par value $.001 per share of which (i) no shares have been designated as Series A Preferred Stock, (ii) 1,764 shares have been designated as Series B Preferred Stock, (iii) 10,000 shares have been designated as Series C Preferred Stock, (iv) 2,000 shares have been designated as Series D Preferred Stock and (v) 1,050 shares have been designated as Series E. As of January 24, 2022, we had 77,267,395 shares of Common Stock issued and outstanding. No shares of Preferred Stock are outstanding.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Anti-Takeover Effects of Certain Provisions of Nevada Law

The following is a summary of certain provisions of Nevada law, our articles of incorporation and our bylaws. This summary does not purport to be complete and is qualified in its entirety by reference to the Nevada Revised Statutes and our articles of incorporation and bylaws.

Effect of Nevada Control Share Statute. We are subject to Sections 78.378 to 78.3793 of the Nevada Revised Statutes, which are referred to as the Control Share Statute that is a type of anti-takeover law. In general, these provisions restrict the ability of individuals and groups from acquiring one-fifth or more of the voting shares of a Nevada corporation that has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada, from exercising the voting rights of the acquired shares, absent required stockholder approval of the share acquisition transaction or an opt out election by the corporation. The prohibition on the voting of the acquired shares is limited to three years after acquisition.

To avoid the voting restriction, the acquisition of a controlling interest must be approved by both (a) the holders of a majority of the voting power of the corporation, and (b) if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of the majority of each class or series affected, excluding those shares as to which any interested stockholder exercises voting rights, and the approval must specifically include the conferral of such voting rights. Although we have not opted out of this statute, a corporation alternatively may expressly elect not to be governed by the provisions in either its articles of incorporation or its bylaws. Additionally, in the face of potential control share transaction, a corporation, if it has not opted out of the statutory provisions, may opt out of the control share statute by amending its articles of incorporation or its bylaws prior to the 10th day following the acquisition of a controlling interest by an acquiring person.

Effect of Nevada Business Combination Statute. We are subject to Sections 78.411 to 78.444 of the Nevada Revised Statutes, which are referred to as the Business Combination Statute. This statute is designed to limit acquirers of voting stock of a corporation from effecting a business combination without the consent of the stockholders or board of directors. The statute provides that specified persons who, together with their affiliates and associates, own, or within two years did own, 10% or more of the outstanding voting stock of a Nevada corporation with at least 200 stockholders of record cannot engage in specified business combinations with a Nevada corporation for a period of two years after the date on which the person became an interested stockholder, unless (a) the business combination or the transaction by which the person first became an interested stockholder was approved by the Nevada corporation’s board of directors before the person first became an interested stockholder, or (b) the combination is approved by the board and, at or after that time, the combination is approved at an annual or special meeting of the stockholders by the affirmative vote of 60% or more of the voting power of the disinterested stockholders.

LEGAL MATTERS

Sherman & Howard, L.L.C., Las Vegas, Nevada, will issue an opinion about certain legal matters with respect to the offered securities.

EXPERTS

The consolidated balance sheet of AgEagle, as of December 31, 2020, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows of AgEagle for the year ended December 31, 2020 and filed on March 31, 2021, incorporated by reference in this prospectus have been so incorporated in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated balance sheet of AgEagle, as of December 31, 2019, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows of AgEagle for the year ended December 31, 2019, incorporated by reference in this prospectus have been so incorporated in reliance on the report of D. Brooks and Associates CPAs, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting

The financial statements of MicaSense, Inc. as of and for the year ended December 31, 2020 incorporated by reference in this prospectus to Exhibit 99.1 to our Current Report on Form 8-K/A filed with the SEC on April 13, 2021 have been so incorporated in reliance on the report of WithumSmith+Brown, PC, an independent auditor, given on the authority of said firm as experts in auditing and accounting

The financial statements of MicaSense, Inc. as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated by reference in this prospectus from Exhibit 99.2 to our Current Report on Form 8-K/A filed with the SEC on April 13, 2021 have been so incorporated in reliance on the report of Salberg & Company, P.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited balance sheet of Measure Global, Inc. as of December 31, 2020 and the related statements of comprehensive loss, stockholders’ equity and cash flows for the period from January 6, 2020 (inception) to December 31, 2020 (the “Successor”) and the related notes; as well as the balance sheet of Measure Global, Inc. as of December 31, 2019 and the related statements of comprehensive loss, net parent investment and cash flows for the year ended December 31, 2019 and the one month ended January 31, 2020 (the “Predecessor”), incorporated by reference in this prospectus to Exhibit 99.1 to our Current Report on form 8-K/A filed with the SEC on May 4, 2021, as amended on January 12, 2022, have been so incorporated in reliance on the report of Morison Cogen LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of senseFly S.A. as of and for the years ended December 31, 2020 and 2019, and the related notes incorporated by reference in this prospectus from our Current Report on Form 8-K/A, filed on December 10, 2021, have been so incorporated in reliance on the report of Ernst & Young Ltd., as stated in their report dated October 22, 2021, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited financial statements of senseFly Inc. as of and for the years ended December 31, 2020 and 2019, and the related notes incorporated by reference in this prospectus from our Current Report on Form 8-K/A, filed on December 10, 2021, have been so incorporated in reliance on the report of D. Brooks and Associates CPAs, P.A., as stated in their report dated November 18, 2021, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Nevada law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INFORMATION INCORPORATED BY REFERENCE

We have elected to incorporate certain information by reference into this prospectus. By incorporating by reference, we can disclose important information to you by referring you to other documents we have filed or will file with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is superseded by information contained in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any statements in the prospectus or any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC under the Exchange Act:

●       Our Current Report on Form 8-K, dated January 17, 2022, filed with the SEC on January 21, 2022;

●       Our Current Report on Form 8-K/A, dated April 19, 2021, filed with the SEC on January 12, 2022;

●       Our Current Report on Form 8-K/A, dated October 18, 2021, filed with the SEC on December 10, 2021;

●       Our Current Report on Form 8-K, dated October 18, 2021, filed with the SEC on October 21, 2021;

●       Our Current Report on Form 8-K, dated August 16, 2021, filed with the SEC on August 16, 2021;

●       Our Current Report on Form 8-K, dated June 14, 2021, filed with the SEC on June 21, 2021;

●       Our Current Report on Form 8-K, dated May 25, 2021, filed with the SEC on May 28, 2021;

●       Our Current Report on Form 8-K, dated May 24, 2021, filed with the SEC on May 26, 2021;

●       Our Current Report on Form 8-K/A, dated April 19, 2021, filed with the SEC on May 4, 2021;

●       Our Current Report on Form 8-K, dated April 19, 2021, filed with the SEC on April 23, 2021;

●       Our Current Report on Form 8-K/A, dated January 26, 2021, filed with the SEC on April 13, 2021;

●       Our Current Report on Form 8-K, dated January 26, 2021, filed with the SEC on January 27, 2021;

●       Our Current Report on Form 8-K, dated December 31, 2020, filed with the SEC on January 5, 2021;

●       Our definitive proxy statement on Schedule 14A for 2021 Annual Meeting of Stockholders filed with the SEC on May 5, 2021;

●       Our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2021, filed with the SEC on November 12, 2021;

●       Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, filed with the SEC on August 18, 2021;

●       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed with the SEC on May 17, 2021;

●       Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021; and

●       The description of our Common Stock in Exhibit 4.1 included in our Annual Report on Form 10-K filed with the SEC on March 31, 2021 (File No. 001-36492), including any amendment or reports filed for the purpose of updating such description.

All documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial filing of the registration statement and prior to effectiveness of the registration statement, and after the effectiveness of the registration and prior to the termination of this offering (except in each case current reports or portions thereof furnished and not filed under Items 2.02 or 7.01 of Form 8-K) shall be deemed to be incorporated by reference herein and to be part of this prospectus from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the documents that have been incorporated by reference into this prospectus, including exhibits to these documents. You should direct any requests for copies to:

AgEagle Aerial Systems Inc.

8833 E. 34th Street North
Wichita, Kansas 67226
Telephone: (620) 325-6363

1,927,407 Shares of Common Stock

AGEAGLE AERIAL SYSTEMS INC.

PROSPECTUS

FEBRUARY 10, 2022

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not offer to sell any shares in any jurisdiction where it is unlawful. Neither the delivery of this prospectus, nor any sale made hereunder, shall create any implication that the information in this prospectus is correct after the date hereof.